Exhibit 3.2

Execution Copy

AMENDMENT NO. 4 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

TARGA RESOURCES PARTNERS LP

February 27, 2015

This Amendment No. 4 (this “Amendment No. 4”) to the First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (the “Partnership”), dated as of February 14, 2007, as amended by Amendment No. 1 thereto dated as of May 13, 2008, Amendment No. 2 thereto dated as of May 25, 2012, Amendment No. 3 thereto dated as of the date hereof (as so amended, the “Partnership Agreement”) is hereby adopted effective as of February 27, 2015 by Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and the General Partner has determined that this Amendment No. 4 does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, Targa Resources Corp., a Delaware corporation (“TRC”), the Partnership, the General Partner, Targa Resources Investments Sub Inc., a Delaware corporation (“Targa Investments”), TRI Resources Inc., a Delaware corporation (“TRI”), Targa Resources LLC, a Delaware limited liability company (“Targa Holdings”), Targa GP Inc., a Delaware corporation (“Targa GP”), Atlas Energy, L.P. (“ATLS”) and Atlas Pipeline Partners GP, LLC have entered into that certain Contribution and Distribution Agreement (the “Contribution and Distribution

Agreement”), dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, the General Partner has contributed all of the issued and outstanding equity interests of Atlas Pipeline Partners GP, LLC (the “APL GP Interests”) to the Partnership;

WHEREAS, pursuant to the terms of the Contribution and Distribution Agreement, the Partnership shall issue a new Partnership Security referred to as the Special General Partner Interest;

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to adopt this Amendment No. 4 in order to provide for the issuance of the Special General Partner Interest representing a general partner interest in the Partnership; and

WHEREAS, acting pursuant to the power and authority granted to it: (i) under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment No. 4 does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) under Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment No. 4 is necessary and appropriate in connection with the issuance of the Special General Partner Interest.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1. Amendment Relating to the Special General Partner Interest.

(a) Section 1.1 is amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i) “APL GP Contribution and Distribution Agreement” means the Contribution and Distribution Agreement dated February 27, 2015, by and among the Partnership, the General Partner, Targa Investments, TRI, Targa Holdings, Targa GP, Targa Resources Corp., a Delaware corporation, Atlas Energy, L.P., a Delaware limited partnership and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (“APL GP”), pursuant to which, upon the terms and subject to the conditions set forth therein, the General Partner has contributed all of the issued and outstanding equity interests of APL GP (the “APL GP Interests”) to the Partnership.

(ii) “Liquidation or Sale Loss” means any Net Termination Loss recognized after the Liquidation Date or upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).

(iii) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class B Units, Subordinated Units, General Partner Units and the Special General Partner Interest.

(iv) “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, (b) as to the holder of the Special General Partner Interest, 0% and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

(v) “Special General Partner Interest” means a Partnership Security which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to the Special General Partner Interest (and no other rights otherwise available to holders of a Partnership Security).

(vi) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units, but shall not include General Partner Units (or the General Partner Interest represented thereby) or the Special General Partner Interest.

(b) Article V is amended to add a new Section 5.12 creating a new series of Units to read in its entirety as follows:

Section 5.12. Establishment of Special General Partner Interest.

(a) General. The General Partner hereby designates and creates a Partnership Security designated as the “Special General Partner Interest”, having only the rights and preferences, and duties and obligations as set forth in this Section 5.12.

(b) Rights of the Special General Partner Interest. The Special General Partner Interest shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i) Allocations. The holder of the Special General Partner Interest shall not be allocated (i) items of income, gain, loss or deduction with respect to such Special General Partner Interest, except to the extent provided by Section 6.1(d)(xiii), or (ii) Net Termination Gain or Net Termination Loss, except as provided in the last sentence of Section 6.1(c)(ii)(D).

(iii) Distributions. Except as set forth in Section 12.4 with respect to an event of dissolution and liquidation of the Partnership, the holder of the Special General Partner Interest shall not be entitled to any distributions.

(iv) Voting Rights. Unless otherwise required by the Delaware Act, the Special General Partner Interest shall not be entitled to vote on any matters, whether or not any other Partners are entitled to vote thereon.

(v) No Certificates. Unless the General Partner determines otherwise, the Special General Partner Interest shall not be evidenced by certificates and shall be reflected in the books and records of the transfer agent.

(vi) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Special General Partner Interest.

(c) Section 6.1(c)(ii) of the Partnership Agreement is amended to add the following as flush language after 6.1(c)(ii)(D):

Provided, however, that in the event of allocating Liquidation or Sale Loss, any such loss remaining after allocation pursuant to Sections 6.1(c)(ii)(A) and (B) shall not be allocated pursuant to Section 6.1(c)(ii)(C) but instead shall be allocated among the Unitholders, the General Partner and the holder of the Special General Partner Interest in accordance with, and in proportion to, the positive balances of their respective Capital Accounts; and then any remaining Liquidation or Sale Loss shall be allocated pursuant to Section 6.1(c)(ii)(D).

(d) Section 6.1(d) of the Partnership Agreement is amended to add a new Section 6.1(d)(xiii) as follows:

(xiii) Special General Partner Interest Cost Recovery Deductions. For any taxable period ending after the effective time of the APL GP Contribution and Distribution Agreement, any and all cost recovery deductions available to the Partnership with respect to the tax basis of the APL GP Interests (and the underlying Partnership assets attributable thereto) shall be allocated to the holder of the Special General Partner Interest.

Section 2. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 4.

Section 3. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 4. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

TARGA RESOURCES GP LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

[Signature Page to Amendment No. 4 to Partnership Agreement]